UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2024

THE SHERWIN-WILLIAMS COMPANY

(Exact name of registrant as specified in charter)

Ohio	1-04851	34-0526850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 West Prospect Avenue Cleveland, Ohio	44115
(Address of principal executive offices)	(Zip Code)

(216) 566-2000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.33-1/3 per share	SHW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Chair of the Board

On November 13, 2024, John G. Morikis, Executive Chairman of the Board of Directors (the “Board”) of The Sherwin-Williams Company (“Sherwin-Williams”), notified Sherwin-Williams of his decision to retire from his position as Executive Chairman, effective as of the close of business on December 31, 2024. Also on November 13, 2024, Mr. Morikis notified Sherwin-Williams that he does not wish to stand for re-election as a director and will retire from the Board at the end of his current term at Sherwin-Williams’ 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”). Mr. Morikis’ decision not to stand for re-election is not due to any disagreement with the Board or Sherwin-Williams.

Mr. Morikis will continue to serve as a non-employee director of Sherwin-Williams from January 1, 2025 until the 2025 Annual Meeting. From January 1, 2025 until the 2025 Annual Meeting, Mr. Morikis’ compensation will consist of cash fees for his service as a member of the Board, in accordance with Sherwin-Williams’ standard director compensation program for non-management directors described on page 31 of Sherwin-Williams’ definitive proxy statement filed on March 6, 2024 (the “2024 Proxy Statement”).

On November 14, 2024, the Board elected Heidi G. Petz, currently President and Chief Executive Officer, and a director of Sherwin-Williams, to serve in the additional position of Chair of the Board, effective January 1, 2025.

A copy of Sherwin-Williams’ press release, dated November 14, 2024, announcing this leadership change is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Principal Accounting Officer

On November 13, 2024, Jane M. Cronin, Senior Vice President – Enterprise Finance (principal accounting officer) (“SVP – Enterprise Finance”) of Sherwin-Williams, notified Sherwin-Williams of her decision to retire from her position as SVP – Enterprise Finance, effective as of the close of business on December 31, 2024. Ms. Cronin will continue to serve in a non-officer position at Sherwin-Williams following such date.

On November 14, 2024, the Board elected J. Paul Lang, age 48, to serve as SVP – Enterprise Finance & Chief Accounting Officer of Sherwin-Williams, effective January 1, 2025. Mr. Lang has served as Vice President – Enterprise Finance, Reporting & Controls of Sherwin-Williams since May 2022. Mr. Lang served as Vice President – Assistant Corporate Controller of Sherwin-Williams from August 2019 to May 2022 and Director – External Financial Reporting of Sherwin-Williams from February 2018 until August 2019.

Effective January 1, 2025, Mr. Lang will receive an annual base salary of $400,000 in connection with his election as SVP – Enterprise Finance & Chief Accounting Officer. Mr. Lang will participate in Sherwin-Williams’ 2025 annual cash incentive compensation program with a target award level equal to 45% of his annual base salary and a maximum award level equal to 90% of his annual base salary. Mr. Lang will also enter into Sherwin-Williams’ standard forms of officer indemnity agreement and change in control severance agreement (the “Severance Agreement”). The Severance Agreement provides for the payment of a prorated annual bonus upon a change in control, and in the event of a termination of employment by Sherwin-Williams’ (other than for cause or by reason of death or disability) or by Mr. Lang for good reason, within the two-year period after a change in control, the payment or provision of the following: (i) 2.5 times the sum of base salary and annual bonus; (ii) 18 months of continued health care benefits; and (iii) outplacement services (not to exceed 10% of base salary), as more fully described in the 2024 Proxy Statement. Mr. Lang will also participate in the other components of Sherwin-Williams’ executive compensation programs, which are described in the 2024 Proxy Statement.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Lang and any of Sherwin-Williams’ directors or executive officers or persons nominated or chosen to become a director or executive officer. There was no arrangement or understanding between Mr. Lang and any other persons pursuant to which Mr. Lang was selected as an officer, and Mr. Lang does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release of The Sherwin-Williams Company, dated November 14, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SHERWIN-WILLIAMS COMPANY

November 14, 2024	By:	/s/ Stephen J. Perisutti
	Name:	Stephen J. Perisutti
	Title:	Senior Vice President - Deputy General Counsel and Assistant Secretary